                                                                  EXHIBIT 10.7.1




                        TRANSPORTATION SERVICES AGREEMENT

                               DATED JULY 1, 1998

                                 BY AND BETWEEN

                           U. S. STEEL MINING CO., LLC

                                       AND

                                 TRANSTAR, INC.

                        TRANSPORTATION SERVICES AGREEMENT
                       BETWEEN U. S. STEEL MINING CO., LLC
                                       AND
                                 TRANSTAR, INC.
                                      INDEX

Section                                          Title                                             Page
-------                                          -----                                             ----
1                 SCOPE                                                                              2

2                 TERM                                                                               2

3                 ADDITIONAL TERM                                                                    3

4                 INTENT OF AGREEMENT                                                                4

5                 EXISTING CONTRACTS                                                                 5

6                 RATES, TERMS AND/OR CONDITIONS FOR SERVICE                                         5

6(a)              Birmingham Southern Service                                                        5

6(b)              Fairfield Southern Transportation                                                  6

6(c)              Miscellaneous Fairfield Southern Service                                           7

6(d)              WGN                                                                                7

6(e)              Adjustments to Initial Base Rates, Terms and Conditions and Base Rates,           10
                  Terms and Conditions to Birmingham Southern Single-Line Rates and Fairfield
                  Southern Rates

6(f)              Adjustments to Joint-Line Rates                                                   13

6(g)              Car Hire Adjustments to Birmingham Southern Earnings                              16

6(h)              Regulatory Change                                                                 16

6(i)              Drafting                                                                          17

6(j)              Determination of Competitive Rates Under Certain Circumstances                    17

7                 TRANSPORTATION COMMITMENTS                                                        18

7(a)              Birmingham Southern Rail Service                                                  18

7(b)              Fairfield Southern Transportation Service                                         18

7(c)              Miscellaneous Fairfield Southern Services                                         18

7(d)              WGN                                                                               18

Section                                          Title                                             Page
-------                                          -----                                             ----
7(e)              Bid Terms                                                                         19

8                 SERVICE LEVELS                                                                    20

9                 MAINTENANCE OF TRANSPORTATION ASSETS                                              20

10                MAINTENANCE OF INTERCHANGES                                                       21

11                AUDIT                                                                             21

12                LIQUIDATED DAMAGES                                                                22

13                SEVERABILITY                                                                      23

14                INEQUITIES                                                                        24

15                MEDIATION                                                                         24

16                ARBITRATION                                                                       26

17                ASSIGNMENT                                                                        28

18                NOTICES                                                                           28

19                LAW GOVERNING                                                                     29

20                RELATIONSHIP OF PARTIES                                                           29

21                INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES                                        30

22                ENTIRETY OF AGREEMENT; AMENDMENTS                                                 30

23                MUTUAL RELEASE                                                                    30

24                FORCE MAJEURE                                                                     30

                        TRANSPORTATION SERVICES AGREEMENT


         This Agreement, made and concluded this 21st day of December, 1998, but effective the 1st day of July 1998, by and between U. S. STEEL MINING CO., LLC (hereinafter "USM"), a Delaware Limited Liability Company with offices at 600 Grant Street, Pittsburgh, Pennsylvania 15219-2749, and TRANSTAR, INC. (hereinafter "Transtar"), a Delaware corporation with offices at 135 Jamison Lane, Monroeville, Pennsylvania 15146.

                              W I T N E S S E T H:

         WHEREAS, Transtar is the shareholder of certain transportation operating companies including Birmingham Southern Railroad Company (hereinafter "Birmingham Southern") and its subsidiary Fairfield Southern Company, Inc. (hereinafter "Fairfield Southern"), and Warrior and Gulf Navigation Company (hereinafter "WGN") and its subsidiary Mobile River Terminal Company (hereinafter "Mobile River" and collectively the "Transtar Units"); and

         WHEREAS, USM and Transtar are parties to a Transportation Services Agreement dated December 28, 1988 (hereinafter the "1988 TSA"); and

         WHEREAS, USM and Transtar desire to enter into a new Transportation Services Agreement to set forth the terms of a commercial business relationship between USM and the Transtar Units and to replace the 1988 TSA;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, and in consideration of the mutual agreements herein contained, hereby agree as follows:

         1. SCOPE. This Agreement sets forth the understanding of the parties concerning transportation and transportation-related services to be provided to USM by Transtar Units. More specific transportation contracts, tariffs, purchase orders or other agreements may be executed, issued and/or published by USM and the individual Transtar Units in order to implement this Agreement. To the extent required by law, such individual agreements shall be filed with the Surface Transportation Board ("STB") and/or the appropriate state agency.

         2. TERM. This Agreement shall become effective on July 1, 1998 and shall remain in effect through December 31, 2004 ("Initial Term"). At the end of the Initial Term of this Agreement or at the end of the Additional Term established in Section 3 herein, if any of the services previously performed by any Transtar Unit pursuant to this Agreement are subject to competitive bidding, the Transtar Unit shall be offered an opportunity to participate in any competitive bidding for such services.

         3. ADDITIONAL TERM. Following the expiration of the Initial Term of this Agreement, all of its terms and/or conditions, insofar as they apply to the Birmingham Southern service referenced in Sections 6(a), 6(e), 6(f) and 7(a), shall continue to apply to Birmingham Southern. If during the Additional Term, a non-Transtar rail carrier obtains access to the Concord Preparation Plant, USM shall have the option of canceling this Agreement, in whole or in part, insofar as it applies to the service referenced in Sections 6(a) and 7(a) herein which is provided by Birmingham Southern. During the Initial Term or the Additional Term, USM shall not take any action which would in any way, either directly or indirectly, encourage any non-Transtar rail carrier to attempt to obtain access to the Concord Preparation Plant or which would in any way assist and/or support any such rail carrier in any efforts to obtain such access; provided, however, that, during the Additional Term, USM may request non-binding mediation pursuant to Section 15 and/or request that an arbitrator, pursuant to the provisions set forth in Section 16 herein, determine whether it is reasonable and equitable, under the facts, circumstances and the regulatory and competitive conditions in effect at that time at the Concord Preparation Plant, for USM to seek competitive access.

         4. INTENT OF AGREEMENT. The parties hereto intend that they shall mutually benefit from the rates, terms, conditions and provisions of this Agreement and that no party shall be either unreasonably enriched or unreasonably harmed by any implementation and/or interpretation of said rates, terms, conditions and provisions. In addition, the parties hereto agree and intend that the rates, terms and conditions (including, but not limited to, payment and drafting terms) in effect as of the effective date of this Agreement shall continue in effect except as modified by this or other agreements of the parties and that no party to this Agreement shall seek to change rates, terms and conditions through the arbitration procedures set forth in Section 16 hereof, unless there is a material change in existing facts and circumstances that causes the party seeking such change to suffer a gross inequity. This Agreement, and all agreements implementing this Agreement, shall be administered and interpreted in order to fulfill the intent stated in this Section 4. Any arbitrator considering disputes pursuant to Section 16 hereof shall render a decision which fulfills the intent stated in this Section 4.

         5. EXISTING CONTRACTS. All existing contracts, purchase orders and other agreements between USM and the Transtar Units shall remain in effect for the terms stated therein. To the extent that any conflict exists between Sections 6 or 7 of this Agreement and the rates or service provisions of any such contract, purchase order or other agreement, the terms of this Agreement shall supersede and take precedence provided, however, that every reasonable effort shall be made to construe such provisions consistently, and that nothing contained in this Agreement shall be construed or implemented to shorten the term of any such contract, purchase order or other agreement.

         6. RATES, TERMS AND/OR CONDITIONS FOR SERVICE.

            (a) Birmingham Southern Service. Initial Base Rates, terms and/or conditions for all Birmingham Southern services shall be those in effect in contracts, tariffs or other agreements as of the effective date of this Agreement. The rate between USM and Birmingham Southern set forth in Exhibit I attached to this Agreement together with other rates in effect as of the effective date of this Agreement (including single-line and joint-line line-haul rates) shall be referred to herein as "Initial Base Rates." Any new rates established during the term of this Agreement shall be deemed "Base Rates" as of the date they are established.

                Initial Base Rates and Base Rates for single-line movements shall be adjusted annually to be effective January 1, 1999 and each January 1 thereafter in accordance with the procedures set forth in Section 6(e) herein. Joint-line Initial Base Rates and joint-line Base Rates shall be adjusted in accordance with the procedures set forth in Section 6(f) herein.

            (b) Fairfield Southern Transportation. Initial Base Rates, terms and/or conditions for all Fairfield Southern service shall be those in effect pursuant to the Agreement, executed simultaneously herewith, between USM and Fairfield Southern. The rates between USM and Fairfield Southern set forth in
Exhibit II together with other rates in effect as of the effective date of this Agreement shall be referred to herein as "Initial Base Rates." Any new rates established during the term of this Agreement shall be deemed "Base Rates" of the date they are established.

                Initial Base Rates and Base Rates for Fairfield Southern service shall be adjusted annually to be effective January 1, 1999 and each January 1 thereafter in accordance with the procedures set forth in Section 6(e) herein.

            (c) Miscellaneous Fairfield Southern Service. During the Initial Term of this Agreement, USM shall have the option to subject all or any such miscellaneous Fairfield Southern services except track maintenance to competitive bidding. Track maintenance may be subjected to competitive bidding at any time after December 31, 2001. Fairfield Southern shall be offered an opportunity to participate in any competitive bidding for such miscellaneous and track maintenance services and any additional transportation and transportation-related services required by USM.

            (d) WGN. Rates between USM and WGN set forth in Exhibit III and
Exhibit IX together with other rates in effect as of the effective date of this Agreement shall be referred to herein as "Initial Base Rates." Any new rates established during the term of this Agreement shall be deemed "Base Rates" as of the date they are established. Initial Base Rates and adjusted Initial Base Rates and, unless otherwise agreed by the parties Base Rates and adjusted Base Rates, shall be subject to the Fuel Cost Adjustment set forth in Exhibit IV. Upon request for any new service required by USM, WGN shall offer rates, terms and/or conditions which are competitive with the rates, terms and/or conditions offered by viable competing water carriers or stevedores for similar services in the same geographic area. Prior to December 1, 1999 and each

December 1 thereafter through December 1, 2003, USM and WGN shall in good faith negotiate adjusted Initial Base Rates and adjusted Base Rates which shall be competitive with rates available to USM at that time from viable competitors of WGN capable of offering the same or substantially similar services and volumes to USM.

                If after good faith negotiations, the parties fail to reach agreement on the amount of the annual adjustment to the Export Coal Initial Base Rates set forth in Exhibit III and Exhibit IX, such Export Coal Initial Base Rates shall be adjusted up or down by one hundred percent (100%) of the cumulative percentage change between the October 1998 Producer Price Index All Commodities Unadjusted ("PPI-U") and the most recent October PPI-U published prior to the January 1 effective date of the adjusted Export Coal Initial Base Rate, provided however, that the adjusted Export Coal Initial Base Rate shall never fall below the originally established level.

                If after good faith negotiations, the parties fail to reach agreement on the amount of the annual adjustment to the Export Coal Base Rates, such Export Coal Base Rates shall be adjusted up or down by one hundred percent (100%) of the cumulative percentage change between the PPI-U published immediately prior to the effective date of the Export Coal Base Rate and the most recent October PPI-U published prior to the January 1 effective date of the adjusted Export Coal Base Rate, provided however, that the adjusted Export Coal Base Rate shall never fall below the originally established level. Neither party shall have the right to invoke the dispute resolution procedures set forth in Sections 15 and 16 to request an appropriate rate adjustment be determined through these procedures, unless the party is able to prove it has suffered a gross inequity as a result of the implementation of the adjusted Export Coal Initial Base Rate or adjusted Export Coal Base Rate. In no event shall the dispute resolution procedures result in the adjusted Export Coal Initial Base Rate ever falling below the Export Coal Initial Base Rate or the adjusted Export Coal Base Rate ever falling below its original established level.

                If after good faith negotiations the parties fail to reach agreement on the amount of the annual adjustment to the Domestic Coal Initial Base Rates and Domestic Coal Base Rates, either party shall have the right to request non-binding mediation pursuant to Section 15 and invoke the arbitration procedures set forth in Section 16 to request that an adjusted Initial Base Rate or adjusted Base Rate be agreed upon or determined through these procedures. In no event shall the dispute resolution procedures result in the adjusted Domestic Coal Initial Base Rate ever falling below the Domestic Coal Initial Base Rate or the adjusted

Domestic Coal Base Rate ever falling below its original established level. Any interim rates will be revised retroactively to whatever rates were agreed upon through non-binding mediation or were determined through the dispute resolution procedures set forth in Section 16.


            (e) Adjustments to Initial Base Rates, Terms and Conditions and Base Rates, Terms and Conditions to Birmingham Southern Single-Line Rates and Fairfield Southern Rates. The Initial Base Rates and Base Rates for Birmingham Southern single-line service and Fairfield Southern rail service shall be adjusted annually, to be effective January 1, 1999 and each January 1 thereafter. Such adjustments, as well as any other increases, decreases, changes, modifications, additions and/or deletions to Initial Base Rates, terms and/or conditions and Base Rates, terms and/or conditions for any such rail service during the Initial or any Additional Term shall be negotiated in good faith by the parties and upon agreement implemented either through tariffs, contracts or other agreements. If, after good faith negotiation during the Initial Term of this Agreement the parties fail to reach agreement on the amount of the annual adjustment to the Initial Base Rates and Base Rates, then (1) the Initial Base Rates shall be adjusted up or down by eighty percent (80%) of the amount of the percentage change between the 4th quarter

1997 Rail Cost Adjustment Factor, unadjusted for productivity ("RCAF-U") of 1.00, as rebased by the STB and published in Ex Parte No. 290 (Sub No. 5) (98-1) Table A decided on or about December 12, 1997 ("Base RCAF-U") and the most recent 4th quarter RCAF-U published prior to the January 1 effective date of the adjusted Initial Base Rate, provided however, that the adjusted Initial Base Rate shall never fall below the Initial Base Rate and (2) the Base Rates shall be adjusted up or down by eighty percent (80%) of the amount of the percentage change between the most recent RCAF-U published prior to the time that the Base Rate was established and the most recent 4th quarter RCAF-U published prior to the January 1 effective date of the adjusted Base Rate, provided however, that the adjusted Base Rate shall never fall below its original established level. (See examples in Exhibits V and VI attached to this Agreement.)

                At the end of the Initial Term, Transtar shall elect whether to apply the maximum cumulative allowable rate adjustment to any rate in effect on December 31, 2004 to be adjusted and to become effective January 1, 2005.

                If, after good faith negotiations during the Additional Term of this Agreement, the parties fail to reach agreement on the amount of the annual adjustment to the Initial Base Rates and Base Rates, then (1) the Initial Base

Rates and adjusted Initial Base Rates in effect prior to January 1, 2005 shall be adjusted up or down by one hundred percent (100%) of the amount of the percentage change between the 4th quarter 2003 Rail Cost Adjustment Factor ("RCAF-U") as published by the STB ("Base RCAF-U") and the most recent 4th quarter RCAF-U published prior to the January 1 effective date of the adjusted Initial Base Rate, provided however, that the Initial Base Rate and adjusted Initial Base Rate shall never fall below their January 1, 2004 level and (2) the Base Rates and adjusted Base Rates established prior to January 1, 2005 shall be adjusted up or down by one hundred percent (100%) of the amount of the percentage change between the 4th Quarter 2003 RCAF-U and the most recent 4th Quarter RCAF-U published prior to the January 1 effective date of the adjusted Base Rate, provided however, that the Base Rate and adjusted Base Rate shall never fall below their most recent level prior to January 1, 2005 and (3) any Base Rates established during the Additional Term of this Agreement shall be adjusted up or down by one hundred percent (100%) of the amount of the percentage change between the most recent RCAF-U published prior to the time that the Base Rate was established and the most recent 4th quarter RCAF-U published prior to the January 1 effective date of the adjusted Base Rate, provided, however, that the adjusted Base Rate shall never fall below its originally established level. Such adjusted Initial Base Rates and Base Rates shall be implemented effective each January 1 for the ensuing year.

                Neither party shall have the right to invoke the dispute resolution procedures set forth in Sections 15 and 16 to request an appropriate rate adjustment be determined through these procedures, unless the party is able to prove it has suffered a gross inequity as a result of the implementation of the adjusted Initial Base Rate or adjusted Base Rate. In no event during the Initial Term of this Agreement shall the dispute resolution procedures result in the adjusted Initial Base Rate ever falling below the Initial Base Rate or the adjusted Base Rate ever falling below its original established level. In no event during the Additional Term of this Agreement shall the dispute resolution procedures result in the Initial Base Rate and the adjusted Initial Base Rate ever falling below the January 1, 2004 level, the Base Rate and adjusted Base Rate in effect on January 1, 2005 ever falling below their January 1, 2005 level and the Base Rate and adjusted Base Rate established during the Additional Term ever falling below their originally established level.

            (f) Adjustments to Joint-Line Rates. Birmingham Southern earnings on existing joint line rates may be adjusted up or down by an amount not to exceed the same percentage increase or decrease as implemented by the trunk line for its portion of earnings on the through rate, provided Birmingham Southern's earnings shall never fall below its earnings under the joint-line Initial Base Rate as may be adjusted as set forth in Section 6(g)and provided Birmingham Southern earnings shall never fall below its earnings under the originally established joint-line Base Rate as may be adjusted as set forth in Section 6(g). The dollar amount of Birmingham Southern's earnings shall equal the dollar amount of its earnings under the joint-line Initial Base Rate or the joint-line Base Rate as may be adjusted as set forth in Section 6(g) while the adjusted Initial Base Rate is equal to or lower than the joint-line Initial Base Rate or the adjusted Base Rate is equal to or lower than the originally established joint-line Base Rate. Once the adjusted Base rate exceeds the Initial Base Rate or Base Rate, Birmingham Southern's earnings shall be the same percentage of the adjusted joint-line Initial Base Rate or the adjusted joint-line Base Rate as Birmingham Southern's percentage under the Initial Base Rate or the originally established Base Rate except as may be adjusted as set forth in Section 6(g). (See examples in Exhibits VII and VIII attached to this Agreement.) If there is more than one other line-haul carrier included in the joint rate with Birmingham Southern, Birmingham Southern's earnings may be adjusted by an amount not to exceed the weighted average percentage of the other participating carriers. With respect to new joint line rates, Birmingham Southern shall not seek earnings requirements that are higher than earnings on existing rates for movements of the commodities from the same or a comparable junction point to the same or comparable destination in similar quantities and equipment. USM shall have the right to audit Birmingham Southern's records to ensure compliance with this provision, provided however, such audit shall be conducted by an independent auditor to be nominated by USM, subject to written approval by Birmingham Southern which approval shall not be unreasonably withheld. The auditor shall only certify to USM whether Birmingham Southern was in compliance and shall keep all information confidential. Birmingham Southern shall notify USM whenever a division of a joint-line rate deviates from the percentage division in effect at the time the Initial Base Rate or Base Rate was established. Transtar and Birmingham Southern thereby consent to USM requesting, and trunk line carriers advising, only whether the division has changed or whether Birmingham Southern has priced its division on a new movement in accordance with the existing rates for movement of commodities from the same or a comparable junction point to the same or comparable destination in similar quantities and equipment is unreasonable. Under no circumstances do Transtar or Birmingham Southern consent to the trunk lines disclosing the amount or the percentage of the divisions or of USM requesting the same.

            (g) Car Hire Adjustments to Birmingham Southern Earnings. With respect to Birmingham Southern's earnings for services specified in this Agreement, Birmingham Southern shall have the right to make adjustments as necessary for increases in cost of rail cars forced upon Birmingham Southern by others pursuant to car hire deprescription or revisions to Car Hire Rules or Car Service Regulations. Transtar shall provide USM with reasonable supporting documentation for any adjustments pursuant to this Section at the time such adjustments are implemented.

            (h) Regulatory Change. Any new laws and/or regulations which become effective during the Initial Term or Additional Term of this Agreement, which place new obligations on Transtar rail or barge carriers, including, but not limited to, obligations with respect to competitive access and/or obligations to quote segments of joint-line movements, and which apply to rail and/or barge service provided to USS' competitors, shall be applicable to service provided hereunder.

            (i) Drafting. Drafting procedures applicable to shipments via Birmingham Southern and WGN to and from the Concord Preparation Plant may be modified, as desired by USM, acting in its sole discretion, no earlier than July 1, 2002 for Birmingham Southern and July 1, 2003 for WGN.

                In those instances where drafting procedures are modified, appropriate procedures will be put into place by the parties which provide for payment within fifteen (15) days of receipt of billing.

            (j) Determination of Competitive Rates Under Certain Circumstances. During the term of this Agreement, if the combined rate of WGN and BS, as escalated (excluding any FS rate) for transportation from Concord Preparation Plant to Mobile is not reasonably competitive with a bona fide offer for such transportation from a viable competitor of the Transtar Units (including any mode or any transportation group offering joint service in conjunction with a Transtar Unit) capable of providing transportation from Concord Preparation Plant on a sustained and continual basis, then either party may invoke the dispute resolution procedures set forth in Sections 15 and 16 to request that a competitive combined Transtar Unit rate be agreed upon or determined through these procedures.

            7. TRANSPORTATION COMMITMENTS. (a) Birmingham Southern Rail Service. During the Initial Term and any Additional Term of this Agreement, USM shall ship via Birmingham Southern one hundred percent (100%) of the rail traffic originating or terminating at the Concord Preparation Plant.

               (b) Fairfield Southern Transportation Service. During the Initial Term of this Agreement, Fairfield Southern shall have the right to provide one hundred percent (100%) of the rail transportation service specified in the Agreement executed simultaneously herewith, so long as such rail transportation services are required by USM from any source.

               (c) Miscellaneous Fairfield Southern Services. Fairfield Southern shall be permitted to participate in bidding for miscellaneous and track maintenance services and shall also be permitted to participate in bidding for new or additional transportation and transportation-related services required by USM.

               (d) WGN. During each calendar year of the Initial Term of this Agreement, USM shall ship via WGN not less than ninety percent (90%) of USM coal tonnage for export and originating at the Concord Preparation Plant ("Export Coal").

                    During each calendar year of the Initial Term of this Agreement, USM shall ship via WGN not less than ninety percent (90%) of USM coal tonnage shipped by barge to domestic destinations and originating at the Concord Preparation Plant for which USM controls the routing ("Domestic Coal"). In addition, USM will use all reasonable efforts to control the routing thereby maximizing the use of WGN transportation services. For the six (6) month period July 1, 1998 through December 31, 1998, calendar year 1998 shipments will be used to judge performance.

                    If USM ships less than ninety percent (90%) of Export Coal or less than ninety percent (90%) of Domestic Coal shipped by barge for which it controls routing, it shall pay WGN liquidated damages of $2.00 NT, escalated in accordance with the provisions of Section 12 herein, for each ton less than the minimum percentage within thirty (30) days of receipt of billing for such liquidated damages.

               (e) Bid Terms. From and after the effective date of this Agreement, neither Transtar nor any of the Transtar Units shall be required to indemnify or hold harmless any party to this Agreement as a condition to bidding for, or being awarded the right to provide, transportation or transportation related services, whether such services are within the scope of any Transportation Services Agreement or otherwise, and the absence of any such indemnity or hold harmless provision in any such bid shall not be taken into consideration to determine the competitiveness of such bid.

            8. SERVICE LEVELS. During the Initial Term and the Additional Term of this Agreement, Transtar Units shall maintain service levels which are reasonably required to provide service hereunder and in a manner consistent with and competitive with other carriers in the area. When Birmingham Southern functions as the origin carrier in a joint-line movement, it shall be responsible for arranging for car supply consistent with the availability of rail cars from other carriers. Birmingham Southern shall have car ownership obligations on single-line movements. Any dispute between the parties concerning service levels shall be referred to dispute resolution in accordance with the provisions of Sections 15 and 16 hereof.

            9. MAINTENANCE OF TRANSPORTATION ASSETS. Transtar Units shall maintain in good and serviceable condition those transportation assets used to provide service to USM pursuant to this Agreement, including, but not limited to, way and structures, locomotives, railcars, signaling systems, tugs, barges, and transshipment facilities.

               Any dispute between the parties concerning maintenance of transportation assets shall be referred to the dispute resolution procedures in accordance with the provisions of Sections 15 and 16 hereof.

            10. MAINTENANCE OF INTERCHANGES. Birmingham Southern shall maintain interchanges, gateways and/or terminals operable as of the date of this Agreement which are reasonably required to provide service hereunder. Any dispute between the parties concerning maintenance of interchanges, gateways and/or terminals shall be referred to dispute resolution in accordance with the provisions of Sections 15 and 16 hereof.

            11. AUDIT. Each party shall have the right to audit the other's records insofar as necessary to ensure compliance with all of the terms and conditions of this Agreement. Except as provided in Section 6(f) herein, such audits shall be performed by an internal or external auditor, provided however, that the party being audited shall have the right to require that any audit be conducted by a mutually agreeable independent auditor and that the details of the information examined in such audit be kept confidential from the party requesting the audit, except to the extent necessary to resolve any controversy that is pursued in good faith. The first $20,000 of cumulative total audit expense annually incurred for audit services required by either party to be performed by independent auditors shall be shared equally by the parties. Thereafter, such audit expense shall be borne by the party requesting the audit.

            12. LIQUIDATED DAMAGES. The parties acknowledge that in light of the nature of the investments and expenditures to be made by Transtar and WGN to comply with obligations under this Agreement, the actual damages which will be sustained in the event of a failure of USM to meet its obligations under Section 7(d) are uncertain and difficult to ascertain. Accordingly, the parties have agreed to appropriate measures of liquidated damages for each ton below the applicable minimum percentage set forth in Section 7(d).

                Liquidated damages shall be adjusted annually, to be effective January 1, 1999 and each January 1 thereafter, up or down by 100% of the amount of the cumulative percentage change between the October 1997 Producer Price Index All Commodities Unadjusted ("PPI-U") and the most recent October PPI-U, published prior to the January 1 effective date of the adjusted liquidated damages and that the adjusted rate shall never fall below the initial liquidated damages. The adjusted liquidated damages shall never fall below $2.00 NT.

                If during the Initial Term of this Agreement, USM, for any reason other than force majeure, fails to meet any of its volume commitments set forth in Section 7(d) hereof for any given calendar year other than the final calendar year of the Initial Term, USM may, in lieu of paying liquidated damages, make up the deficit volume during the immediately succeeding calendar year by shipping such deficit volume plus an additional 10% of the deficit volume over the Transtar Unit to which the volume commitment was made, in addition to shipping its annual volume commitment for such succeeding year. If any portion of the deficit volume plus an additional 10% of the deficit volume has not been shipped by the end of the immediately succeeding calendar year, USM shall pay the liquidated damages (as then escalated) for such portion no later than thirty (30) days after billing by WGN. It is the intent of the parties that the provisions of the final paragraph of this Section 12 shall not apply to the volume commitment set forth in Section 7(a) and 7(b).

            13. SEVERABILITY. It is the desire of the parties hereto that this Agreement be enforced to the fullest extent permissible under the laws and public policies to be applied thereto. Accordingly, if any particular portion of this Agreement shall be adjudicated to be void, invalid or unenforceable, this Agreement shall be deemed to be amended to delete herefrom the portion thus adjudicated to be void, invalid, or unenforceable, unless such change alters the purpose and intent of this Agreement, in which case this Agreement shall be null and void.

            14. INEQUITIES. The parties intend that they shall mutually benefit from the terms, conditions and provisions of this Agreement. If any party suffers a gross inequity resulting from such terms, conditions or provisions, or from a substantial change in circumstances or conditions, the parties shall negotiate in good faith to resolve or remove such inequity. In the event the parties fail to reach an agreement concerning any alleged gross inequity, the dispute shall be referred to the dispute resolution procedures of Section 15 and 16 hereof. It is mutually understood and agreed, however, that nothing herein shall be construed to relieve any party of any of its obligations under this Agreement or under any related transportation contract, purchase order or other agreement. The parties further agree that, unless otherwise required by law, no party shall assert or cause to be asserted in any suit, action, proceeding or other adjudication that any of the terms, conditions or provisions of this Agreement are or will be unenforceable, unjust, unreasonable, unreasonably discriminatory, preferential or prejudicial, or otherwise in violation of any provision of any act or statute or any rule, order or regulation thereof.

            15. MEDIATION. At any time prior to the start of sworn testimony in arbitration provided under Section 16 of this Agreement, a party may submit a dispute arising hereunder to non-binding mediation. The mediator shall be selected by the party submitting the dispute with or without the concurrence of the other party. Neither submission of a dispute to mediation nor conclusion of the mediation process shall be a condition precedent to exercise of the arbitration procedures available to the parties under this Agreement. If a dispute is submitted to mediation:

     1) the parties shall mediate the dispute in good faith;

     2) mediation shall occur in Allegheny County, Pennsylvania;

     3) final decision makers for each party on any matter in dispute shall personally attend all mediation sessions;

     4) the mediator shall have complete control of the mediation timing and process, provided, however, that the mediation shall conclude no later than fourteen (14) calendar days from the day of the initial meeting between the mediator and the parties;

     5) all agreements reached in mediation shall be reduced to writing before concluding the mediation process;

     6) the parties may jointly agree to have the mediator make a final and binding decision;

     7) no discovery will be taken during the mediation process;

     8) the mediation process shall be confidential and each party shall have the right to designate any information provided to the mediator as "Confidential and Proprietary."

        16. ARBITRATION. All disputes arising under this Agreement shall be referred to binding arbitration conducted expeditiously in accordance with Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes ("CPR Rules") by a three-person panel of arbitrators, each party choosing one arbitrator and the two arbitrators so chosen selecting a third, neutral arbitrator. The failure or inability of either party to choose an arbitrator or of the arbitrators chosen by the parties to select a third neutral arbitrator shall be resolved in accordance with the CPR Rules. Arbitration shall be conducted at a mutually convenient location in Allegheny County, Pennsylvania or at such other location as the parties may agree. The award in writing signed by any two of the arbitrators shall be final and binding. In order to resolve any disputes hereunder, the arbitrators shall implement the specific rights and obligations set forth in this Agreement while fulfilling the intent stated in
Section 4 hereof. Either party shall have the right to seek, and the arbitrators shall determine, declaratory relief of the nature generally set forth in the Uniform Declaratory Judgments Act (as in effect in the State of Alabama and as the same may be amended from time to time) including, but not limited to, questions of construction of this Agreement, or a declaration of rights, status or other legal relations hereunder. The arbitrators shall apply the substantive statutory and common law of the State of Alabama to the dispute and the evidentiary laws of the State of Alabama to the arbitration proceeding. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award entered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators shall not award damages in excess of compensatory damages. The costs and expenses of the arbitration (other than attorneys' fees, if any) shall be borne one-half by USM and one-half by the Transtar Unit. The arbitrators shall be permitted to review existing documents or records of any party to the extent that, in the sole discretion of the neutral arbitrator, such documents and/or records are deemed to be relevant and to the extent the parties are permitted by law or by contract to convey such documents or records to the arbitrator. Either party shall have the right to designate any information sought in discovery or provided to the arbitrators at their request as confidential and/or proprietary in which case the neutral arbitrator shall determine whether the information sought shall be disclosed in discovery or, if such information is provided to the arbitrators at their request, shall not convey such information to the other party.

            17. ASSIGNMENT. No party to this Agreement shall assign or transfer this Agreement or any interest herein, other than to the lenders providing financing to Transtar, Inc. (which lenders will act through a single agent) without the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the provisions of this Section 17, this Agreement shall inure to the benefit of and be binding upon the successors and assigns to the parties. USM shall not directly or indirectly sell, transfer or otherwise dispose of all or a substantial portion of the assets of the Concord Preparation Plant during the term of this Agreement, unless the purchaser, acquiror or other transferee assumes, in a writing reasonably satisfactory to Transtar, all of the rights and obligations set forth in this Agreement.

            18. NOTICES. Unless otherwise specified herein, any and all notices under this Agreement shall be in writing and shall be delivered to the party entitled to receive the same: (1) by hand delivery; (2) by registered or certified mail, return receipt requested; (3) by overnight delivery service which provides proof of delivery; or (4) by telecopy, with a duplicate copy sent via first class mail, postage pre-paid addressed as follows:

 If to USM:

         U. S. Steel Mining Co., LLC
         600 Grant Street - Room
         Pittsburgh, Pennsylvania 15219-2749
         Attention: Manager-Commercial Distribution & Traffic
         Phone: 412-433-4638
         Fax: 412-433-5839

   If to WGN:

         Warrior & Gulf Navigation
         50 Viaduct Road
         Chickasaw, Alabama 36611
         Attention: Director of Marketing
         Phone: 334-452-6019
         Fax: 334-452-6014

   If to Birmingham Southern/Fairfield Southern:

         Birmingham Southern/Fairfield Southern
         6200 E. J. Oliver Boulevard
         Fairfield,, Alabama 35064
         Attention: Director of Marketing
         Phone: 205-783-2640
         Fax: 205-783-2463

            19. LAW GOVERNING. This Agreement shall be construed in accordance with the laws of the State of Alabama excluding its conflict of laws provision.

            20. RELATIONSHIP OF PARTIES. The relationship between USM and Transtar Units under this Agreement shall be that of independent contractors. Nothing in this Agreement shall be deemed to constitute a relationship of agency, joint venture, partnership, or any relationship other than that specified.

            21. INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES. In no event shall a party be liable for any indirect, special or consequential damages as a result of a breach of any provision of this Agreement.

            22. ENTIRETY OF AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No change, modification, or alteration of this Agreement shall be effective unless reduced to writing and signed by the parties. Waiver of any breach of the Agreement by a party shall not be construed as a waiver of any other breach.

            23. MUTUAL RELEASE. The parties fully release and discharge each other from all claims, known and unknown, arising under the 1988 Agreement which either party may have against any other party to this Agreement. This provision is not intended to apply to personal injury or property damage claims that either party may have against the other.

            24. FORCE MAJEURE. The parties understand that performance by a party may be interrupted or delayed by an occurrence outside of its control, including but not limited to the following: an act of God, war, riot, sovereign conduct, equipment failure, strikes, lockouts, conduct of third parties or other similar causes beyond the reasonable control of the parties. If that should occur, such party shall be excused from performance for as long as it is reasonably necessary to cure the Force Majeure condition. In case of any dispute as to the reasonableness of a resulting delay in performance, the parties shall submit the matter to dispute resolution in accordance with the procedures set forth in Sections 15 and 16.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                         U. S. STEEL MINING CO., LLC

                                         By  /s/ George T. Weber, Jr.
                                           ---------------------------------
                                         Title: President



                                         TRANSTAR, INC.


                                         By    /s/ Robert S. Rosati
                                           ---------------------------------
                                         Title: President